Exhibit 10.9

November 30, 2004

Ramin SHIRANI

Re.: Offer Letter to join Aquantia Corp. as a Co-Founder

Dear Ramin:

I am very pleased to confirm our offer to you of joining Aquantia Corp. as a co-founder, effective upon the closing of our initial debt financing.

On the effective date of your joining Aquantia as a co-founder and subject to the terms and conditions of the Stock Purchase Agreement that will offered to you then, you will be granted the opportunity to purchase up to 1,500,000 shares of Common Stock of the Company at the fair market value of the Company’s Common Stock, at an aggregate purchase price of $15.00 or $0.00001 per Share. The shares you will be given the opportunity to purchase will vest at the rate of 1/4 at the end of your first anniversary with the Company, and an additional 1/48th per month thereafter, so long as you remain employed by the Company. In addition, in the event that you are terminated by the Company other than for Cause (as defined in the Stock Purchase Agreement), an additional 25% of the shares shall vest and in the event that your employment is terminated or Constructively Terminated (as defined in the Stock Purchase Agreement) within twelve months of an acquisition of the Company, 50% of the shares on such date of termination shall become vested.

Your starting salary will be $100,000 during the seed phase of our company. This is the same compensation rate being planned for the other co-founders.

This offer will remain open until December 7, 2004. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

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We look forward to your joining Aquantia as a co-founder of the company.

Very truly yours,

/s/ Philippe Delansay, CEO

I have read and understood this offer letter and accept the terms set forth herein.

Date signed:

/s/ Ramin Shirani

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